Exhibit 2.1

Control Number : 21005919 STATE OF GEORGIA Secretary of State Corporations Division 313 West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530CERTIFICATE OF ORGANIZATIONI, Brad Raffensperger, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office thatGroundfloor Real Estate 3, LLC a Domestic Limited Liability Companyhas been duly organized under the laws of the State of Georgia on 01/04/2021 by the filing of articles of organization in the Office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on 01/11/2021.

ARTICLES OF ORGANIZATION

Electronically Filed
Secretary of State
Filing Date: 1/4/2021 4:06:10 PM

BUSINESS INFORMATION	
CONTROL NUMBER	21005919
BUSINESS NAME	Groundfloor Real Estate 3, LLC
BUSINESS TYPE	Domestic Limited Liability Company
EFFECTIVE DATE	01/04/2021

PRINCIPAL OFFICE ADDRESS	
ADDRESS	600 Peachtree Street NE, Suite 810, Atlanta, GA, 30308, USA

REGISTERED AGENT

NAME	ADDRESS	COUNTY
Groundfloor Finance Inc.	600 Peachtree Street NE Ste. 810, Atlanta, GA, 30308, USA	Fulton

ORGANIZER(S)

NAME	TITLE	ADDRESS
Groundfloor Finance Inc.	ORGANIZER	600 Peachtree Street NE Ste. 810, Atlanta, GA, 30308, USA

OPTIONAL PROVISIONS

N/A

AUTHORIZER INFORMATION	
AUTHORIZER SIGNATURE	Groundfloor Finance Inc. by Nick Bhargava
AUTHORIZER TITLE	Organizer